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                                                                    Exhibit 23.2



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Waste Connections, Inc. for the registration of $150,000,000 of 5-1/2% Convertible Subordinated Notes Due April 15, 2006 and 3,944,775 shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2001, with respect to the consolidated financial statements and schedule of Waste Connections, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


Sacramento, California
June 4, 2001